Exhibit 10-1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into effective this 28th day of December, 2012 (the “Effective Date”) by and between Fuse Science, Inc., a Nevada corporation (“Fuse Science”) and Aitan Zacharin (“Zacharin”). Fuse Science and Zacharin are sometimes referred to herein collectively, as the “Parties,” and individually, as a “Party.”

RECITALS

WHEREAS, Zacharin is employed by Fuse Science as Chief Marketing Officer and Chief Information Officer and serves as a member of Fuse Science’s Board of Directors; and

WHEREAS, the Parties have decided it is in their best mutual interests to terminate Zacharin’s employment with Fuse Science and for Zacharin to resign as a Director; and

WHEREAS, Fuse Science and Zacharin have agreed to compromise and settle all claims arising between them relating to the foregoing on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and other consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.          Recitals. The foregoing recitals are true and correct material representations that are incorporated by reference.

2.          Resignation of Employment. Zacharin hereby resigns as an Executive Officer and Director of Fuse Science, effective retroactive to November 1, 2012.

3.          Severance Package. Upon execution of this Agreement, Fuse Science shall cause the following to occur for the benefit of Zacharin:

(a)          Gross payments of $58,331, equivalent to Zacharin’s most recent salary of $8,333 per month for a period of seven (7) months, shall be paid to Zacharin in equal installments according to Fuse Science’s normal payroll schedule, commencing January 1, 2013. These payments shall be subject to standard tax withholding.

(b)          The 1,000,000 options to purchase Fuse Science common stock awarded on October 19, 2012 to Zacharin, as described in the Form 4 filed by Zacharin with the Securities and Exchange Commission on October 22, 2012, shall immediately vest.

(c)          200,000 shares of common stock of Fuse Science shall be issued to Zacharin (the “Additional Shares”) within fourteen (14) days of the date of this Agreement. Zacharin acknowledges that as an executive officer and director of Fuse Science, he is fully familiar with the business and affairs of Fuse Science. Zacharin further understands and acknowledges that the Additional Shares are being offered and sold without registration under the Securities Act of 1933 and applicable state securities laws in a transaction that is exempt from such registration requirements and may only be sold or transferred pursuant to a registration statement under such laws or an exemption therefrom. Zacharin further represents and warrants to Fuse Science that he is acquiring the Additional Shares for investment purposes and not with a view to the public distribution thereof.

4.          Required Disclosures and Compliance. The Parties acknowledge that Fuse Science is a public company subject to the reporting requirements of Section 12(g) of the Securities Exchange Act of 1934 and accordingly, is required to file a Current Report on Form 8-K, disclosing the terms of this Agreement and filing a copy hereof as an exhibit thereto.

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5.          Releases.

(a)          Zacharin, on behalf of himself and his representatives, agents, attorneys, heirs, executors, estates, successors, and assigns, hereby releases, remises, acquits, satisfies and forever discharges Fuse Science and its predecessors, successors, assigns, affiliated entities, directors, officers, present and former agents, present and former representatives and present and former attorneys, whether or not expressly named herein (such persons or entities, individually and collectively, referred to in this Section 5 as the “Fuse Science Released Parties”), from any and all claims, demands, damages, suits, remedies, actions and causes of action, debts, sums of money, agreements, promises, losses and expenses of any and every kind or character, whether known, unknown or suspected, whether direct or derivative, for or because of anything done or not done, omitted or suffered to be done by any of the Fuse Science Released Parties, individually and collectively, prior to and including the Effective Date, except for those obligations arising pursuant to this Agreement.

(b)          Fuse Science, on behalf of itself and its representatives, agents, attorneys, heirs, executors, estates, successors, assigns and predecessors, hereby releases, remises, acquits, satisfies and forever discharges Zacharin and his predecessors, successors, assigns, heirs, executors, estates, present and former agents, present and former representatives and present and former attorneys, whether or not expressly named herein (such persons or entities, individually and collectively, referred to in this Section 5 as the “Zacharin Released Parties”), from any and all claims, demands, damages, suits, remedies, actions and causes of action, debts, sums of money, agreements, promises, losses and expenses of any and every kind or character, whether known, unknown or suspected, whether direct or derivative, for or because of anything done or not done, omitted or suffered to be done by any of the Zacharin Released Parties, individually and collectively, prior to and including the Effective Date, except for those obligations arising pursuant to this Agreement.

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6.          Confidential Information.

(a)          Zacharin agrees that at any time after the date of this Agreement, he will not disclose or make accessible to any other person, Fuse Science’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of Fuse Science or any affiliates or any of their respective clients. Zacharin agrees not to use any such information for himself or others, to immediately return all such material and reproductions thereof in his possession to Fuse Science within fourteen (14) days of the date of this Agreement.

(b)          Except with prior written authorization by Fuse Science, Zacharin agrees not to disclose or publish any of the confidential, technical or business information or material of Fuse Science, its clients or any other party to whom Fuse Science owes an obligation of confidence, at any time.

(c)          In the event that Zacharin breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which Fuse Science may have, Fuse Science shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Zacharin shall not urge as a defense that there is an adequate remedy at law, nor shall Fuse Science be prevented from seeking any other remedies which may be available. In addition, Zacharin agrees that in the event that he breaches the covenants in this Section 6, in addition to any other rights that Fuse Science may have, Zacharin shall be required to pay to Fuse Science any amounts he receives in connection with such breach.

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7.          Inventions Discovered by Zacharin. Zacharin shall promptly disclose to Fuse Science any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by Zacharin, either alone or jointly with others, while employed by Fuse Science (or, if based on any “material, non-public information,” within one (1) year after the termination of such employment), (a) which pertain to any line of business activity of Fuse Science, whether then conducted or then being actively planned by Fuse Science, with which Zacharin was or is involved, (b) which was developed using time, material or facilities of Fuse Science, whether or not during working hours or on Fuse Science premises, or (c) which directly relates to any of Zacharin’s work during the term of his employment, whether or not during normal working hours. Zacharin hereby assigns to Fuse Science all of Zacharin’s rights, title and interest in and to any such Inventions. Zacharin shall execute any documents necessary to perfect the assignment of such Inventions to Fuse Science and to enable Fuse Science to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation except pursuant to this Agreement. All such acts shall be done without cost or expense to Zacharin. Without limiting the foregoing, Zacharin further acknowledges that all original works of authorship by Zacharin, whether created alone or jointly with other, during and related to Zacharin’s employment with Fuse Science and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by Fuse Science. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to Fuse Science. Zacharin hereby irrevocably designates counsel to Fuse Science as Zacharin’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce Fuse Science’s rights under this Section 7. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extend such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Zacharin hereby waives such Moral Rights and consents to any action of Fuse Science that would violate such Moral Rights in the absence of such consent. Zacharin agrees to confirm any such waivers and consents from time to time as requested by Fuse Science.

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8.          Non-Disparagement. Contemporaneously, herewith, Fuse Science and Zacharin shall enter into a Confidential Non-Disparagement Letter Agreement, the terms of which shall be incorporated herein by reference.

9.          No Admission of Liability. This Agreement is not intended to be and shall not be deemed, construed, or treated in any respect as an admission by Fuse Science or Zacharin of any liability, fault, or wrongdoing, or violation of any federal, state, or local statute, regulation, or ordinance, and all of the Parties expressly deny any such liability, fault, or wrongdoing. Moreover, neither this Agreement nor anything contained in it shall be construed or shall be admissible in any proceedings as evidence of any admission by any of the Parties or any violation of any policies or procedures of any federal, state, or local statute, regulation, or ordinance.

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10.         Attorneys’ Fees. Each party shall bear their own attorneys’ fees and costs arising from this Agreement and all negotiations and discussions related thereto.

11.         Governing Law; Attorneys’ Fees; Jurisdiction and Venue. This Agreement shall be interpreted, construed and enforced in accordance with Florida law, without regard to conflict of law principles. In any action brought to interpret or enforce this Agreement, the prevailing party shall recover from the non-prevailing party their attorneys’ fees and costs, including on appeal, incurred in preparing for and prosecuting said action. Any action arising out of the alleged breach of this Agreement shall be filed in the 11th Circuit Court in and for Miami Dade County and the parties agree to be subject to the jurisdiction of that court for all related proceedings.

12.         Entire Agreement of Parties. Except as otherwise expressly set forth, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended or modified only by an agreement in writing executed by all Parties.

13.         Severability. Should any provision of this Agreement be declared by any court to be invalid or unenforceable, the validity of the remaining provisions shall not be affected, and the invalid and unenforceable provision(s) shall be deemed not a part of this Agreement.

14.         Construction of Language. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly construed for or against either Party.

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15.         Notices. Any notices required by or relating to this Agreement shall be delivered via facsimile with facsimile confirmation and U.S. Mail, certified, return receipt requested to the following addresses (or to such other address as a Party may notify the other Party of by notice given pursuant to this Section 15):

a.	As to Fuse Science, to:	Brian Tuffin, CEO
6135 NW 67th Avenue, Suite #E-21
Miami Lakes, Florida 33015
Fax: 877-212-7907
with a copy to (which
shall not constitute
	notice):	John Arrastia, Jr., Esq.
Arrastia Capote Phang LLP
80 SW 8th Street, Suite #2310
Miami, Florida 33130
Fax: 786-866-5683

Dale Bergman, Esq.
Roetzel & Andress
350 East Las Olas Blvd., Suite #1150
Ft. Lauderdale, Florida 33301
Fax: 954-462-4260

b.	As to Aitan Zacharin, to:	21244 Harbor Way, Apt. #212
Aventura, Florida 33180
Fax: 305-_______________
with a copy to (which
shall not constitute
	notice):	Justin Leto, Esq.
The Leto Law Firm
201 South Biscayne Blvd., Suite #1720
Miami, Florida 33131
Fax: 305-577-8465

16.         Independent Legal Advice. The Parties represent that each had an opportunity to discuss the Agreement with their respective legal counsel or seek other legal advice; that each has read and understands the provisions of the Agreement; that no Party is relying on any promises or other representations not set forth in this Agreement as an inducement to enter into this agreement; and that each has freely, knowingly, and voluntarily entered into this Agreement.

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17.         Counterparts. This Agreement may be executed in counterpart (including by facsimile or .pdf transmission), which taken together, shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

FUSE SCIENCE, INC.

By:	/s/ Brian Tuffin
Brian Tuffin, CEO

/s/ Aitan Zacharin
Aitan Zacharin

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